Exhibit 10.1
PNC Bank, National Association
1600 Market Street
Philadelphia, Pennsylvania 19103
May 5, 2010
BIOCLINICA, INC.
OXFORD BIO-IMAGING RESEARCH, INC.
826 Newtown-Yardley Road
Newtown, Pennsylvania 18940
Attn: Ms. Maria Kraus and Mr. Ted Kaminer
Re:   $7,500,000 Committed Line of Credit
Dear Ms. Kraus and Mr. Kaminer:
     We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a committed line of credit to BIOCLINICA, INC. and OXFORD BIO-IMAGING RESEARCH, INC. (jointly and severally, individually and collectively, the “Borrower”). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your line of credit are outlined in the following sections of this letter.
1. Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $7,500,000.00 (the “Line of Credit” or the “Loan”). The “Expiration Date” means May 4, 2012, or such later date as may be designated by the Bank by written notice to the Borrower. Advances under the Line of Credit will be used for working capital or other general business purposes of the Borrower, and, subject to the provisions of this Letter Agreement, for letters of credit and for acquisitions. Voluntary reductions of the commitment under the Line of Credit by the Borrower must be in minimum amounts of $500,000.00.
     The Borrower may request that the Bank, in lieu of cash advances, issue standby letters of credit (individually, a “Letter of Credit” and collectively the “Letters of Credit”) under the Line of Credit having expiration dates not later than eighteen (18) months after the Expiration Date, in the face amount in the aggregate at any time outstanding not to exceed $2,000,000.00; provided, however, that after giving effect to the face amount of such Letter of Credit, the sum of the aggregate outstanding advances under the Loan and the aggregate face amount of all Letters of Credit issued and outstanding shall not exceed the Loan. The availability of advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). Each payment by the Bank under a Letter of Credit shall in the Bank’s discretion constitute an advance of principal under the Line of Credit and shall be evidenced by the Note (as defined below). The Letters of Credit shall be governed by the terms of this letter and by one or more reimbursement agreements, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (collectively, the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form reasonably acceptable to the Bank. Borrower shall pay: (i) a Letter of Credit Fee in the annual amount set forth on Annex 1 attached hereto, payable quarterly, in arrears, on the

BIOCLINICA, INC. and OXFORD BIO-IMAGING RESEARCH, INC.

daily average aggregate face amount of the Letters of Credit; and (ii) the Bank’s other fees, commissions and expenses incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Bank. This letter is not a pre-advice for the issuance of a letter of credit and is not irrevocable.
2. Note. The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by a promissory note (the “Note”) in form and content satisfactory to the Bank.
     This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.
3. Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.
4. Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.
5. Security. The Borrower must cause or has previously caused the following to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Loan:
     (a) guaranty and suretyship agreements, under which RED OAK RESEARCH, INC. and BIOCLINICA ACQUISITION, INC. (individually or collectively, the “Guarantor”) will unconditionally jointly and severally guarantee the due and punctual payment of all indebtedness owed to the Bank by the Borrower.
     The Loan will be cross-defaulted with all other present and future Obligations (as defined in the Loan Documents) of the Borrower to the Bank.
6. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Loan and termination of the commitment for the Line of Credit:
     (a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s affairs
     (b) Neither the Borrower nor the Guarantor will make or permit: (i) any material change in its form of organization or the nature of its business as carried on as of the date of this Letter Agreement; or (ii) any change in stock ownership such that one person or entity, together with their affiliates, owns thirty percent (30%) or more of the equity interests in BioClinica, Inc.
     (c) The Borrower will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both might become an Event of Default.
     (d) The Borrower will comply with the financial and other covenants included in Exhibit “A” hereto.

BIOCLINICA, INC. and OXFORD BIO-IMAGING RESEARCH, INC.

7. Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrower or issuing any Letter of Credit under the Line of Credit, the Borrower represents and warrants as follows:
     (a) The Borrower’s latest Financial Statements provided to the Bank are true, complete and accurate in all material respects and fairly present in all material respects the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s operations for the period specified therein. The Borrower’s Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest Financial Statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations (“Material Adverse Change”).
     (b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a Material Adverse Change, and there is no basis known to the Borrower or its officers or directors for any such action, suit, proceedings or investigation.
     (c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes that are due and payable have been either paid when due and payable or pursuant to validly filed extension, or adequate reserve or other provision has been made therefor.
     (d) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where failure to be so qualified could not reasonably be expected to have a material adverse effect on Borrower’s business, assets, operations, financial condition or results of operations (“Material Adverse Effect”).
     (e) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
     (f) There does not exist any default or violation by the Borrower of or under any of the material terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.
8. Fees. On the date of the Note, the Borrower shall pay to the Bank a fee of $18,750.00. In addition, beginning on the first day of the quarter after the date of the Note and continuing on the first day of each quarter thereafter until the Expiration Date, the Borrower shall pay a Commitment/Unused Fee to the Bank

BIOCLINICA, INC. and OXFORD BIO-IMAGING RESEARCH, INC.

on, in arrears, at the rate per annum set forth on Annex 1 attached hereto on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding quarter. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.
9. Expenses. The Borrower will reimburse the Bank for the Bank’s reasonable and documented out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches. The Borrower shall also reimburse the Bank for the Bank’s reasonable and documented expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Loan.
10. Depository. The Borrower will establish and maintain at the Bank the Borrower’s primary depository accounts.
11. Conditions to the Loan. In connection with entering into the Loan, the Borrower shall provide the Bank with the following executed documents:
     (a) the Note;
     (b) the Reimbursement Agreements for each of BioClinica, Inc. and Oxford Bio-Imaging Research, Inc.;
     (c) the Guaranty and Suretyship Agreements for each of Red Oak Research, Inc. and BioClinica Acquisition, Inc.;
     (d) an opinion of counsel to the Borrower and the Guarantor addressing such matters relating to the Borrower and the Guarantor and this transaction as the Bank may reasonably request;
     (e) Insurance Certificates, indicating the Bank as Lender Loss Payee or Additional Insured, as applicable;
     (f) Good Standing Certificates for each of BioClinica, Inc., Oxford Bio-Imaging Research, Inc., Red Oak Research, Inc. and BioClinica Acquisition, Inc. (collectively, the “BioClinica Entities”);
     (g) Resolutions for Extension of Credit from each BioClinica Entity;
     (h) A secretary’s certificate for each BioClinica Entity certifying to the certificate of incorporation, bylaws, resolutions of such BioClinica Entity and providing an incumbency certificate; and
     (i) Proof of opening a disbursement account.
12. Conditions to Each Advance. The Bank’s obligations to make any advance or to issue any Letter of Credit under the Line of Credit shall be subject to the following conditions precedent:
     (a) the Borrower shall provide the Bank with a request for such advance or an Application for such Letter of Credit, as applicable, in form and content satisfactory to the Bank;
     (b) no Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

BIOCLINICA, INC. and OXFORD BIO-IMAGING RESEARCH, INC.

     (c) no default with respect to any other indebtedness of the Borrower if the effect of such default is to cause or permit the acceleration of such debt;
     (d) no Material Adverse Change shall have occurred; and
     (e) neither Red Oak Research, Inc. nor BioClinica Acquisition, Inc. shall have ceased doing business as a going concern.
The Bank will not be obligated to make any advance or to issue any Letter of Credit under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.
13. Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph.
     This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. This Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.
The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and the Guarantor, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.
     THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     This Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

BIOCLINICA, INC. and OXFORD BIO-IMAGING RESEARCH, INC.

     Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours, PNC BANK, NATIONAL ASSOCIATION
By:	/s/ John Barth
John Barth, Vice President

ACCEPTANCE
With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 5th day of May, 2010.

BORROWER: BIOCLINICA, INC.
By:	/s/ Mark L. Weinstein (SEAL)
	Print Name:	Mark L. Weinstein
	Title:	President and CEO

OXFORD BIO-IMAGING RESEARCH, INC.
By:	/s/ Ted I. Kaminer (SEAL)
Ted I. Kaminer, Vice President

By:	/s/ Maria Kraus
Maria Kraus, Assistant Secretary

GUARANTOR: RED OAK RESEARCH, INC.
By:	/s/ Ted I. Kaminer (SEAL)
	Print Name:	Ted I. Kaminer
	Title:	Treasurer

BIOCLINICA ACQUISITION, INC.
By:	/s/ Ted I. Kaminer (SEAL)
	Print Name:	Ted I. Kaminer
	Title:	V.P. & Secretary

EXHIBIT A
TO LETTER AGREEMENT
BIOCLINICA, INC. and OXFORD BIO-IMAGING RESEARCH, INC.
DATED MAY 5, 2010
     A. FINANCIAL REPORTING COVENANTS:
     (1) The Borrower will deliver to the Bank:
          (a) Borrower’s Annual Report to Shareholders and Annual Report on Form 10-K within 120 days after the fiscal year end.
          (b) Borrower’s quarterly report on Form 10-Q for each of the first three (3) fiscal quarters of each fiscal year, within 45 days after the quarter end.
          (c) With each delivery of Financial Statements, a certificate of the Borrower’s Chief Executive Officer, President, or Chief Financial Officer as to the Borrower’s compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.
     (2) The Borrower will deliver to the Bank, upon request, quarterly and annual budgets for Borrower’s operations.
     “Financial Statements” means the consolidated and consolidating balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).
     B. FINANCIAL COVENANTS:
(1) The Borrower will maintain at all times a ratio of Total Debt (as of the end of the quarter) to EBITDA (measured for the trailing twelve (12) months as of the end of the quarter for the previous four (4) quarters) of less than or equal to 2.0 to 1, to be tested quarterly.
(2) The Borrower will maintain an Interest Coverage Ratio of greater than 4.0 to 1, to be tested quarterly.
(3) The Borrower will maintain at all times a minimum stockholders’ equity of $35,000,000.00, to be tested quarterly.
     As used herein:
“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization plus any non cash stock based compensation plus any non cash expenses relating to earnout liabilities less any non cash income related to earnout liabilities plus other non recurring non-cash losses or expenses included in consolidated net income less other nonrecurring non-cash gains or income included in consolidated net income plus any incurred one time costs associated with completed acquisitions not to exceed the greater amount of $500,000 or 10% of the acquisition price.

“Interest Coverage Ratio” means EBITDA less capital expenditures in excess of $3,000,000.00; divided by total interest expenses.
“Total Debt” is defined as the Borrower’s consolidated long and short term indebtedness for borrowed money, capital leases, letters of credit and guarantees.
     All of the above financial covenants shall be computed and determined based upon the consolidated financial results of the Borrower and its subsidiaries, in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).
     C. NEGATIVE COVENANTS:
     (1) The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:
          (a) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which Borrower has created adequate reserves;
          (b) making pledges or deposits to secure obligations under workers’ compensation laws or similar legislation;
          (c) granting liens or security interests in favor of the Bank;
          (d) incurring judgment liens arising solely as result of the existence of judgments that do not constitute Events of Default under the Note;
          (e) incurring liens to secure the interests of lessors under operating leases or licensors under license agreements entered into in the ordinary course of business, in an aggregate amount outstanding not to exceed $200,000 at any time (the restriction in this Section (C)(1)(e) shall not apply to real estate leases);
          (f) suffering liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business;
          (g) incurring liens in connection with any license of patents, trademarks, copyrights or other intellectual property rights in the ordinary course of business as conducted prior to the date of this Letter Agreement;
          (h) suffering the rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
          (i) suffering liens with respect to any real property, easements, rights of way and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

          (j) granting purchase money security interests in personal property of the Borrower existing or created when such property is acquired, leased or rented, provided that the principal amount of the indebtedness secured by each such security interest does not exceed the purchase price or lease or rental price of the related property, and provided the aggregate amount outstanding at any time does not exceed $500,000; or
          (k) incurring any other liens with the prior written consent of Bank.
     (2) The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:
          (a) indebtedness to the Bank;
          (b) open account trade debt incurred in the ordinary course of business and not past due;
          (c) any indebtedness associated with the permitted liens set forth in (1) above; or
          (d) any other indebtedness incurred with the prior written consent of Bank.
     (3) The Borrower will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired.
     (4) The Borrower will not make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity, unless, on a pro forma basis: (i) Borrower remains in compliance with all financial covenants contained in Section B of this Exhibit A; and (ii) the Borrower’s ratio of Total Debt (as of the end of the quarter) to EBITDA (measured for the trailing twelve (12) months as of the end of the quarter for the previous four (4) quarters) is less than or equal to 1.5 to 1, including any debt utilized for the acquisition, and including any EBITDA of the target, either positive or negative; provided, however, if the EBITDA of the target is greater than $1,000,000, then a Bank approved quality of earnings report will be required.
     (5) The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm, corporation or other entity, other than loans or advances between BioClinica, Inc., Oxford Bio-Imaging Research, Inc., Red Oak Research, Inc. and BioClinica Acquisition, Inc., except in the ordinary course of business, without Bank’s prior written consent.
     (6) The Borrower shall not grant a negative pledge in favor of any third party covering any assets of the Borrower.

ANNEX 1
PRICING GRID

LIBOR Rate Margin
	Ratio of Total Debt	and Letter of Credit		Unused Fee on Line
Level	to EBITDA	Fee	Base Rate Margin	of Credit
I	Less than or equal to 1.0 to 1	175 basis points (1.75%)	75 basis points (0.75%)	25 basis points
II	Greater than 1.0 to 1 but less than or equal to 2.0 to 1	200 basis points (2.0%)	100 basis points (1.0%)	35 basis points
Adjustments, if any, to the interest rate resulting from a change in the Ratio of Total Debt to EBITDA shall be effective within five (5) Business Days after the Bank has received a compliance certificate (the “Compliance Certificate”). In the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of Section A(1)(c) of Exhibit A to the Letter Agreement, the interest rate from such date until such Compliance Certificate is actually delivered shall be that applicable under Level II. In the event that the actual Ratio of Total Debt to EBITDA for any fiscal quarter is subsequently determined to be greater than or less than that set forth in the Compliance Certificate for such fiscal quarter, the interest rate shall be recalculated for the applicable period based upon such actual Ratio of Total Debt to EBITDA. Any additional interest on the advances under the Line of Credit resulting from the operation of the preceding sentence shall be payable by the Borrower to the Bank within five (5) business days after receipt of a written demand therefor from the Bank.